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                                                                    EXHIBIT 99.1

                             P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE:                        CONTACT: David S. Hickman
April 20, 2004                                         United Bancorp, Inc.
                                                       517-423-1700


                              UNITED BANCORP, INC.

         TECUMSEH, Mich. -- United Bancorp, Inc. reports a strong first quarter of 2004. Net income reached $1,715,815, which is the company's second best first quarter ever, and is 3.7% below the first quarter of 2003, which was the previous record. United's steady growth continued, as assets under management reached $1.637 billion, an increase of $236.2 million, or 16.9% in the trailing 12 months.

         United achieved steady growth during the quarter, as its loan portfolio increased by $10.6 million, deposits rose by $11.7 million, and assets under management in the Trust & Investment Group grew by $29.8 million. The residential real estate mortgage refinance boom ended late in the third quarter of 2003, and as a result, mortgage production fell considerably in the fourth quarter of 2003 and that decline continued in the first quarter of this year. United's income from loan sales and servicing in the current quarter was $587,000 less than the prior year. However, its fee income from the Trust & Investment Group improved by $248,000, or 30.1%, from the first quarter of a year ago. This strong performance, plus increases in other fee income categories, offset a substantial portion of the decline in loan sales and servicing income.

         United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties.


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